Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD YEAR

FOR EARNINGS AND ASSETS

February 3, 2012

Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), holding company for Bank of New Jersey, reported record annual and fourth quarter net income as well as record levels for assets, loans, and deposits. For the year ended December 31, 2011, net income reached $3.3 million, or $0.64 per diluted share, compared to $2.2 million, or $0.41 per diluted share, for the year ended December 31, 2010. For the quarter ended December 31, 2011, net income reached a quarterly record level of $971 thousand, or $0.19 per diluted share, compared to $569 thousand, or $0.11 per diluted share, for the quarter ended December 31, 2010. The net income generated during the 2011 fiscal year and fourth quarter represents the highest net income ever achieved by the company during any fiscal year or any quarter, respectively. The net income generated during the fourth quarter represents the company’s twentieth consecutive quarter of profitability.

For the year ended December 31, 2011, net interest income increased by 19.2%, exceeding $15.1 million, compared to approximately $12.7 million for the year ended December 31, 2010. For the quarter ended December 31, 2011, net interest income exceeded $3.9 million, an increase of approximately $592 thousand, or approximately 17.7%, over approximately $3.3 million of net interest income earned during the fourth quarter of 2010. The increase in net interest income, which continues to remain a focus of management’s efforts, allowed the company to absorb increases in non-interest expense.

Bancorp of New Jersey’s total assets grew by approximately 26.9% to $469.8 million at December 31, 2011 compared to $370.3 million at December 31, 2010. The company also experienced period-end record levels of loans and deposits. Total loans reached $365.2 million at December 31, 2011 compared to $302.1 million at December 31, 2010, an increase of $63.1 million, or 20.9%. Total deposits increased to $416.2 million at December 31, 2011 from $318.4 million at December 31, 2010, an increase of $97.8 million, or 30.7%. Stockholders equity reached $51.9 million at December 31, 2011 from $50.1 million at December 31, 2010, an increase of approximately $1.8 million, or 3.5%. The increase in equity is net of the effect of a special cash dividend of $0.40 per share, or approximately $2.1 million in the aggregate, which was paid on December 14, 2011 to shareholders of record as of October 17, 2011.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 7 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, and Englewood, all in Bergen County, NJ. An eighth location in Cliffside Park, NJ, also in Bergen County, is expected to open during the first quarter of 2012.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at info@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the economic conditions affecting the financial industry and our customers, particularly in our market area; volatility in interest rates and the shape of the yield curve; credit risks and risks associated with real estate, which serves as collateral for a significant portion of our loans; operating, legal, and regulatory risk, including compliance with new laws and regulations; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve System; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three months ended		For the year ended
	December 31,		December 31,
INCOME STATEMENT	2011	2010	2011	2010
Net Interest Income	$3,942	$3,350	$15,114	$12,675
Provision for loan losses	285	250	1,183	1,335
Noninterest Expense, net	2,034	2,149	8,385	7,717

Pretax Income	1,623	951	5,546	3,623
Tax Expense	652	382	2,224	1,472

Net Income	$971	$569	$3,322	$2,151

Basic Earnings per Share	$0.19	$0.11	$0.64	$0.41
Diluted Earnings per Share	$0.19	$0.11	$0.64	$0.41

Weighted Average Shares – Basic	5,207	5,207	5,207	5,207
Weighted Average Shares – Diluted	5,209	5,212	5,214	5,221

	September 30,	September 30,
SELECTED BALANCE SHEET DATA AT END OF PERIOD	12/31/2011	12/31/2010
Total Loans	$365,160	$302,103
Allowance for Loan Losses	4,474	3,749
Investment Securities	61,981	32,142
Total Assets	469,842	370,255
Total Deposits	416,163	318,421
Stockholders’ Equity	51,906	50,138

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